Mail Stop 3561

      							January 19, 2006

Via U.S. Mail and Fax (703) 547-2628

Mr. William Garrahan
Acting Chief Financial Officer
XO Communications, Inc.
11111 Sunset Hills Road
Reston, VA  20190

	RE:	XO Communications, Inc.
      Form 10-K for Fiscal Year Ended December 31, 2004
		Filed March 18, 2005
		Forms 10-Q for Fiscal Quarter Ended September 30, 2005
		File No. 0-30900

Dear Mr. Garrahan:

      We have completed our review of the above filings and do not, at this time, have any further comments.


								Sincerely,


      Larry Spirgel
								Assistant Director
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Mr. William Garrahan
XO Communications, Inc.
January 19, 2006
Page 2



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE